EXHIBIT 10.58
Alion Science and Technology Corporation
Long-Term Incentive Plan
Award Agreement
     This Award Agreement (the “Agreement”) is made as of                      and sets forth certain specific information and agreements regarding the Award Opportunities granted by Alion Science and Technology Corporation (the “Company) to you, the Participant, pursuant to the terms and conditions of the Alion Science and Technology Corporation Long-Term Incentive Plan (the “Plan”).
     In order to be eligible for an Award Opportunity under the Plan, you must sign and return this Agreement to: Ms. Katherine C. Madaleno, Senior Vice President, Director, Human Resources, Alion Science and Technology Corporation, 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102-4220.
Section 1 — Award Opportunity

Participant

Date of Grant	November 1, 2008

Target Award Amount

Performance Cycle 1	November 1, 2008 through October 31, 2009

Performance Cycle 2	November 1, 2009 through October 31, 2010

Performance Cycle 3	November 1, 2010 through October 31, 2011

Minimum Award Amount	50% of Target Award Amount

Maximum Award Amount	150% of Target Award Amount

Vesting Date of Award	November 15, 2011

Form of Award Payment	Lump sum cash payment, with mandatory taxes withheld

Time of Award Payment	Within 60 days after the Vesting Date of Award
Seventy-five percent (75%) of the Target Award Amount relates to the Sector / Group / Department Performance Goals listed below and twenty-five percent (25%) of the Target Award Amount relates to the Corporate Performance Goals listed below. Furthermore, one third of each portion of the Target Award Amount attributable to Sector and Corporate Performance Goals applies to each of the three Performance Cycles during the term of this Agreement. See Sections 2 and 3 for the specifics regarding these terms. (if and as applicable)
Section 2 — Performance Goals

Target Award
Performance Goal Categories	Performance Goals	Amount Fraction
A. Performance Cycle 1 Corporate Goals:

B. Performance Cycle 1 Sector / Group / Department Goals: (if and as applicable)

Target Award
Performance Goal Categories	Performance Goals	Amount Fraction
C. Performance Cycle 2 Corporate Goals:

D. Performance Cycle 2 Sector / Group / Department Goals: (if and as applicable)

E. Performance Cycle 3 Corporate Goals:

F. Performance Cycle 3 Sector / Group / Department Goals: (if and as applicable)
     On or before November 30 of each year during the term of this Agreement, the Company shall deliver to the Participant a memorandum setting forth all of the Performance Goals for the relevant Performance Cycle, including specifics regarding the dollar targets for those goals, as applicable. Once a memorandum for a particular Performance Cycle has been delivered, the relevant Performance Goals may not be adjusted to the detriment of the Participant.
Section 3 — Determination of Earned Award
     At the end of each Performance Cycle, the Committee will determine whether the performance goals for each Performance Goal Category for that cycle have been achieved, and will determine, in its sole discretion, the award amount that you will receive for each Performance Goal Category as follows:
     (a) If the Committee determines that all of the performance goals for a Performance Goal Category have been achieved, you will receive an award amount for that Performance Goal Category that will be no less than the Target Award Amount Fraction for that Performance Goal Category, but no more than 150% of the Target Award Amount Fraction for that Performance Goal Category.
     (b) If the Committee determines that all of the performance goals for a Performance Goal Category have not been achieved, you will receive an award amount for that Performance Goal Category that will be no less than 50% of the Target Award Amount Fraction for that Performance Goal Category, but no more than 150% of the Target Award Amount Fraction for that Performance Goal Category
     The aforementioned award amounts determined by the Committee are collectively referred to herein as the “Earned Award.”

Section 4 — Vesting and Payment of Award
     Earned Awards vest in full on the Vesting Date of Award, provided you are then in employment. Earned Awards that have vested in accordance with the terms of this Agreement shall be payable as a lump sum cash payment to you within 60 days after the Vesting Date of Award.
Section 5 — Death or Disability During Employment
     If you die or become Disabled during a Performance Cycle, you (or your designated beneficiary, as the case may be) shall become immediately vested in 100% of the sum of (a) your award amounts for each Performance Cycle that has been completed as of the date that you die or become Disabled, as determined by the Committee pursuant to Section 3 above, plus (b) one-third of the Target Award Amount for each Performance Cycle that has not been completed as of the date that you die or become Disabled. Payment of the appropriate amount shall be made as a lump sum cash payment to you (or to your designated beneficiary, as the case may be) within 60 days after the occurrence of your death or Disability.
Section 6 — Involuntary Termination Without Cause
     If your employment is involuntarily terminated by the Company without Cause during a Performance Cycle, you shall become immediately vested in 100% of the sum of (a) your award amounts for each Performance Cycle that has been completed as of the date that you involuntarily terminate without Cause, as determined by the Committee pursuant to Section 3 above, plus (b) one-third of the Target Award Amount for each Performance Cycle that has not been completed as of the date that you involuntarily terminate without Cause. Payment of the appropriate amount shall be made as a lump sum cash payment within 60 days after your Termination of Employment.
Section 7 — Involuntary Termination for Cause or Voluntary Termination
     If your employment is terminated by the Company with Cause, or you voluntarily terminate employment, before the Vesting Date of Award, no award shall be paid under this Agreement.
Section 8 — Change in Control
     In the event of a Change in Control during a Performance Cycle, you shall become immediately vested in 100% of the sum of (a) your award amounts for each Performance Cycle that has been completed as of the date of the Change of Control, as determined by the Committee pursuant to Section 3 above, plus (b) one-third of the Target Award Amount for each Performance Cycle that has not been completed as of the date of the Change of Control. Payment of the appropriate amount shall be made in a lump sum cash payment within 60 days after the effective date of the Change in Control.
Section 9 — Other Provisions

     All of the terms of the Plan are incorporated herein by reference. Capitalized terms that are not otherwise defined in this Agreement have the meanings ascribed to them in the Plan. You may not assign or alienate your interest in the Plan or this Agreement. No assets will be set aside to satisfy an award until actual payment is made. The Company will withhold all income, payroll and other taxes and other assessments as it deems appropriate under law. This Agreement and the Plan embody the entire understanding of the parties with respect to the subject of this Agreement, and no person at the Company has made any verbal or written assurances or representations regarding the subject of this Agreement other than as contained herein or in the Plan.
Section 10 — Forfeiture of other Awards
     You hereby waive, disclaim and forfeit all of your right in and to any award previously issued to you under any of the Company’s existing executive incentive compensation plans, vesting on or prior to the Vesting Date of Award and remaining unpaid as of such date, including but not limited to awards issued under the Company’s phantom stock plans.
     BY EXECUTING THIS AGREEMENT, YOU ACCEPT PARTICIPATION IN THE PLAN, ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND THE PLAN, AND AGREE THAT THIS AGREEMENT SHALL GOVERN THE TERMS AND CONDITIONS OF THIS AWARD, SUBJECT TO THE PROVISIONS OF THE PLAN. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND THE PLAN, THE PLAN SHALL CONTROL.
[Signatures follow on the next page.]

     IN WITNESS WHEREOF, the Company and you, the Participant, have duly executed this Agreement as of the Date of Grant set forth above.

COMPANY:	PARTICIPANT:

Alion Science and Technology Corporation A Delaware corporation

By:

Name:

Title:	Name: